EXHIBIT 23.9
CONSENT OF REEDLEYTON CONSULTING

EXHIBIT 23.9
CONSENT OF REEDLEYTON CONSULTING
PO BOX 6071 Dural NSW Australia 2158

August 28, 2013

CONSENT OF EXPERT
VIA EDGAR
United States Securities and Exchange Commission

RE:	Tasman Metals Ltd. Filing of a Registration Statement on Form F-3 dated August 28, 2013 (the “Registration Statement”)

To Whom It May Concern:

We refer to the following (collectively the “Reports”) all of which are referenced in the Registration Statement or documents incorporated by reference therein:

1.	The amended and restated technical report entitled “Amended and Restated Technical Report for Olserum REE Deposit, Southern Sweden” dated June 20, 2013, which we prepared (the “Olserum Report”);
2.
The technical report titled “Technical Report for Seven Mineral Exploration Claims in Northern Sweden including Calculation of Current Mineral Resource Estimates for the Sautusvaara and Vieto Iron Properties” dated May 1, 2009, which we prepared (the “Northern Sweden Report”);

3.	Certain technical information in the Management’s Discussion and Analysis for the Year Ended August 31, 2012, which we verified; and
4.	Certain technical information in the Management’s Discussion and Analysis for the Nine Months Ended May 31, 2013, which we verified.

We hereby consent to the use of our name and the Reports, and summaries thereof, and inclusion and incorporation by reference of thereof and information derived from such Reports in the Registration Statement.

We confirm that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations that are derived from the Reports or that are within our knowledge as a result of the services we performed in connection with such Reports.

Yours truly,
ReedLeyton Consulting

/s/Geoffrey Reed
________________________________
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Geoffrey Reed
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Geology Consultant
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